AMENDMENT NO. 1, ASSIGNMENT AND CONSENT TO ASSIGNMENT OF
                        STOCK PURCHASE AND SALE AGREEMENT


         AMENDMENT NO. 1, ASSIGNMENT AND CONSENT TO ASSIGNMENT OF STOCK PURCHASE AND SALE AGREEMENT, dated May 7, 1999 (the "Amendment"), by and among Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Danielson Holding Corporation, a Delaware corporation (the "Company") and SZ Investments, L.L.C., a Delaware limited liability company ("SZ") relating to the Stock Purchase and Sale Agreement (the "Purchase Agreement"), dated as of April 14, 1998, by and between Samstock and the Company. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

         WHEREAS, Samstock is controlled by SZ, its sole limited liability company member;

         WHEREAS, pursuant to the Purchase Agreement, Samstock agreed to purchase from the Company, and the Company agreed to sell to Samstock, the Shares and the Warrant;

         WHEREAS, Samstock and the Company desire to amend certain of the terms and conditions set forth in the Purchase Agreement as provided in Section 11.4 of the Purchase Agreement;

         WHEREAS, Samstock desires to assign to SZ (the "Assignment"), and SZ desires to assume from Samstock (the "Assumption"), all of Samstock's rights, duties, obligations and interest arising under the Purchase Agreement; and

         WHEREAS, the Company desires to consent to the Assignment and the Assumption.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Amendment. Samstock and the Company agree that the last sentence of Section 11.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

         "This  Agreement may not be assigned by operation of law or otherwise,

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 without the prior written consent of each party hereto."

         2. Assignment and Assumption. Samstock hereby assigns to SZ all of its rights, obligations, duties, liabilities and interests arising under or relating to the Purchase Agreement, as amended by this Amendment, and SZ hereby accepts this Assignment from Samstock. Samstock shall be released from, and SZ shall assume as its direct obligations as if SZ were the original party to the Purchase Agreement with the Company, all of Samstock's rights, obligations, duties, liabilities and interests arising under or relating to the Purchase Agreement, as amended by this Amendment, and agrees to perform and discharge all of Samstock's obligations, duties, and liabilities thereunder. The Assignment and Assumption shall be effective as of the date hereof.

         3. Consent to Assignment and Assumption. The Company hereby consents, pursuant to Section 11.4 of the Purchase Agreement, as amended by this Amendment, to the Assignment and Assumption as provided in the foregoing paragraph and agrees that wherever the term "Samstock" and/or "Purchaser" appears in the Purchase Agreement or the Exhibits thereto, it shall be deemed to read and refer to SZ. The Company hereby fully, finally and forever waives, releases and discharges Samstock from any and all claims, causes of action, demands, suits, costs, liabilities, debts, expenses (including but not limited to reasonable attorneys' fees) and damages, that it now may have, ever had, or hereafter may acquire of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether at law or in equity, in contract, tort or otherwise, by statute or common law, arising out of the Purchase Agreement.

         4.       Miscellaneous.

                  (a) Reaffirmation. Except as expressly modified hereby, the Company and SZ hereby reaffirm each and every provision set forth in the Purchase Agreement and, except as modified hereby, the Company and SZ acknowledge and agree that each provision and obligation therein continues in full force and effect. SZ hereby makes each of the representations and warranties contained in Section 4 of the Agreement as of the date of the Purchase Agreement. References to the "Agreement" in the Purchase Agreement shall hereinafter be deemed to mean such Agreement as amended by this Amendment.

                  (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together will constitute one and the same instrument.

                  (c) Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

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                  (d) Governing Law; Jurisdiction; Process. This Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Delaware.

                  (e) Parties in Interest. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1, Assignment and Consent to Assignment of Stock Purchase and Sale Agreement as of the date first above written.


                                     SAMSTOCK, L.L.C.



                                     By:   /s/ Donald J. Liebentritt
                                        __________________________________
                                        Name:    Donald J. Liebentritt
                                        Title:   Vice President


                                     SZ INVESTMENTS, L.L.C.



                                     By: /s/ Donald J. Liebentritt
                                        ________________________________
                                     Name:    Donald J. Liebentritt
                                     Title:   Vice President


                                     DANIELSON HOLDING CORPORATION



                                     By: /s/ David Barse
                                        ________________________________
                                         Name:    David Barse
                                         Title:   President and
                                         Chief Operating Officer




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